Exhibit 10.2

WEX Inc.
Non-Employee Director Equity Ownership Guideline

Effective October 1, 2019
Originally Adopted September 7, 2006

Introduction

The purpose of these guidelines is to encourage the non-employee members of the Board of Directors (each, a “Director”) of WEX Inc. (the “Company” or “WEX”), to maintain ownership interests in WEX. These guidelines shall be administered by WEX’s human resources department under the direction of the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”).

Applicability

These guidelines apply to all non-employee members of WEX’s Board of Directors.

Guidelines for Equity Ownership

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Directors are expected to achieve and maintain ownership of Equity (as defined below) equal to five (5) times each Director’s annual cash retainer (which shall not include any meeting attendance fees) (the “Ownership Level”).

•	The term “Equity” shall refer to shares of the Company’s common stock, vested restricted stock units, 50% of the value of unvested restricted stock units, and deferred stock units.

•	A Director’s retainer and compliance with these guidelines will be determined annually on July 31 (the “Determination Date”).

•	A Director will be deemed to have satisfied the Ownership Level if the fair market value of such Equity equals or exceeds the applicable Ownership Level on the Determination Date.

•	Directors are expected to achieve their prescribed Ownership Levels five (5) years following the later of their initial Determination Date or October 1, 2019.

•	Directors are expected to make substantial progress toward their Ownership Level as they strive to meet these guidelines.

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Under certain circumstances of financial hardship, the Compensation Committee may consider exceptions to these guidelines on a case-by-case basis. Only the Compensation Committee may grant an exception to these guidelines. The full Board of Directors will be informed of all exceptions.

•	These guidelines may be amended or repealed at any time by the Compensation Committee in its sole discretion. The Compensation Committee may, among other actions:

○	Increase or decrease the Ownership Level of any Director at any time.

○	Add or remove certain types of equity holdings from those WEX securities that are used to determine if a Director has met the applicable Ownership Level.

•	A description of these guidelines shall be included in the Company’s annual proxy statement.